Form N-SAR,
Sub-Item 77Q1(a) & (d)

(a) Copies of any material amendments
to the registrants charter

(d) Copies of any constituent
instruments defining the
rights of shareholders

Nuveen Intermediate Duration Quality Municipal Term Fund
811-22779


Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR a copy of the Statement Establishing and Fixing the Rights and Preferences of
Variable Rate Municipal Term Preferred Shares, considered an amendment to the Declaration of Trust, containing a description of the Funds preferred securities.

This Statement also defines the rights of the preferred shareholders and therefore is considered to be an exhibit under paragraph (d).